Exhibit 10.5

NORTHWEST NATURAL GAS COMPANY

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

2006 RESTATEMENT

INDEX OF TERMS

Term	Section	Page
Board	1	1

Change in Control Severance Benefit	9(b)	6
Committee	10(a)	7
Company	1	1

Deferred Comp Plan	4(e)(ii)	2
Disability - SERP	6(e)	4

Early Retirement Date	5(a)	3
Effective Date	1	1
Eligibility Date	2	1
ESRIP	1	1

Final Average Pay	4(c)	2

Normal Retirement Date	4(a)	1

Participant	2	1
Pension Offset	4(e)	2
Plan - SERP	1	1

Qualified Plan	1	1

Short Service Factor	4(d)	2

Tier 1 Participant	2	1
Tier 2 Participant	2	1

Year of Participation	3	1

i

NORTHWEST NATURAL GAS COMPANY

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

2006 RESTATEMENT

1. Purpose; Effective Date. The Board of Directors (the “Board”) of Northwest Natural Gas Company (the “Company”) adopts this Supplemental Executive Retirement Plan (the “Plan”) in order to attract and retain highly effective executives by providing retirement benefits in excess of those provided by the Northwest Natural Gas Company Retirement Plan for Non-Bargaining Unit Employees (the “Qualified Plan”). The Plan shall not apply to executives already covered by the Company’s Executive Supplemental Retirement Income Plan (the “ESRIP”). The Plan is intended to constitute an unfunded plan maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees. The Plan was adopted effective as of September 1, 2004 (the “Effective Date”). In order to provide for a second tier of benefits for new executive officers, the Company adopts this 2006 Restatement effective December 1, 2006.

2. Eligibility. Each executive officer of the Company hired into such office after the Effective Date and each other executive employee of the Company designated by the Organization and Executive Compensation Committee of the Board shall be eligible to participate in the Plan (a “Participant”). “Eligibility Date” means the date as of which the Participant became an executive officer of the Company or the effective date of designation to participate in the Plan, whichever applies. A Participant with an Eligibility Date before December 1, 2006 (a “Tier 1 Participant”) shall be provided full benefits under the Plan and a Participant with an Eligibility Date on or after that date (a “Tier 2 Participant”) shall be provided with Make-Up Benefits as described in 4(f), 5(d), 6(d), 7(c), and 8(d). Participants in the ESRIP shall not be eligible to participate in the Plan.

3. Years of Participation. Vesting of benefits, accrual of benefits, and eligibility for retirement shall be based on the Participant’s Years of Participation. “Year of Participation” means a 12-month period elapsed between the Participant’s Eligibility Date and date of separation from service with the Company. If participation is not continuous, whole and fractional months shall be aggregated and any remaining fractional month shall be disregarded.

4. Normal Retirement Benefit.

(a) Normal Retirement Date. A Participant’s “Normal Retirement Date” is the first of the month following separation from service with the Company at or after attainment of age 65 and completion of five Years of Participation.

(b) Amount of Benefit. A Tier 1 Participant’s benefit upon Normal Retirement Date shall be a lump sum equal to six times Final Average Pay (FAP) times the Short Service Factor (SSF) minus the Pension Offset (PO) as follows:

Lump sum = (6 x FAP x SSF) - PO

(c) Final Average Pay. “Final Average Pay” means the Tier 1 Participant’s average annual salary plus annual performance award in the 60 consecutive calendar months of employment with the Company producing the highest average out of the 120 months ending with the calendar month preceding the Tier 1 Participant’s separation from service with the Company. If the Tier 1 Participant’s employment was not continuous, months of non-employment shall be disregarded and the adjoining months treated as continuous. If the Tier 1 Participant does not have 60 consecutive months of employment, the average shall be based on all months of employment. The Tier 1 Participant’s annual performance award shall be attributed 1/12th to each of the months in which it was earned.

(d) Short Service Factor. “Short Service Factor” means a percentage calculated by dividing the Tier 1 Participant’s Years of Participation at separation from service with the Company by 15, not to exceed 100 percent.

(e) Pension Offset. “Pension Offset” means a lump sum amount equal to the combined actuarial equivalent value of the following:

(i) The Tier 1 Participant’s benefit payable at age 65 under the Qualified Plan in the normal form provided by that plan;

(ii) The make-up benefit payable at age 65 provided by any elective nonqualified deferred compensation plan of the Company (a “Deferred Comp Plan”) on account of the reduction in benefits under the Qualified Plan and under Social Security resulting from deferral of compensation under the Deferred Comp Plan; and

(iii) The Tier 1 Participant’s Social Security benefit payable at age 65, as estimated by the Committee based on the Tier 1 Participant’s total compensation in the most recent full calendar year and an assumed rate of increase over a full working career.

(f) Make-Up Benefit. A Tier 2 Participant’s benefit upon Normal Retirement Date shall be equal to the amount, if any, by which the Tier 2 Participant’s benefit under the Qualified Plan would be greater than the actual benefit payable under the Qualified Plan upon Normal Retirement Date in the absence of both the following limits:

(i) The limit provided by Section 401(a)(17) of the Internal Revenue Code on compensation counted under the Qualified Plan.

(ii) The limit provided by Section 415(b) of the Internal Revenue Code on benefits payable under the Qualified Plan.

(g) Deferred Compensation. The Tier 2 Participant’s Qualified Plan benefit calculated without the limits in (f)(i) and (ii) shall treat salary and bonus deferred by the Tier 2 Participant under the Northwest Natural Gas Company Deferred Compensation Plan for Directors and Executives or the predecessor to such plan as though it had been paid to or received by the Tier 2 Participant in the year when the deferral occurred, but only to the extent such salary and bonus is not counted in the calculation of a supplemental retirement benefit payable to the Tier 2 Participant under Section 8 of such plan.

5. Early Retirement Benefit.

(a) Early Retirement Date. A Participant’s “Early Retirement Date” is the first of the month following separation from service with the Company at or after attainment of age 55 and completion of 15 Years of Participation and before attainment of age 65.

(b) Amount of Benefit. A Tier 1 Participant’s benefit upon Early Retirement Date shall be a lump sum determined under the same formula in 4(b) as the benefit at Normal Retirement Date, with the same defined terms, subject to the following additional detail in the definition of Pension Offset. The value of the Qualified Plan benefit and the make-up benefit provided by the Deferred Comp Plan shall be based on the benefit payable at age 65, even if those benefits start before age 65. The value of the Social Security Benefit shall be based on the assumption of no earnings after Early Retirement Date and payment starting at the later of the Tier 1 Participant’s Early Retirement Date or the date the Tier 1 Participant attains age 62.

(c) Reduction for Commencement Before Age 60. The Tier 1 Participant’s benefit upon Early Retirement Date shall be reduced by five percent for each year by which Early Retirement Date precedes the first of the month following the Tier 1 Participant’s 60th birthday, with interpolation for a partial year based on one-twelfth of the full five percent for each month.

(d) Make-Up Benefit. A Tier 2 Participant’s benefit upon Early Retirement Date shall be the same as the Tier 2 Participant’s benefit upon Normal Retirement Date, except the calculation shall be based on the Qualified Plan benefit as of the Early Retirement Date without the limits described in 4(f)(i) and (ii) and based on deferred salary and bonus as provided in 4(g).

6. Termination Benefit.

(a) Vesting. A Participant shall become vested in benefits under the Plan upon completing five Years of Participation, upon suffering a Disability, or when entitled to a Change in Control Severance Benefit as provided in 9(a). A Participant whose employment with the Company terminates prior to vesting shall forfeit any right to benefits under the Plan, subject to reinstatement of such right upon rehire into a position with the Company eligible to participate in the Plan. A Participant whose employment with the Company terminates after becoming vested and before qualifying for Early or Normal Retirement Date shall be paid a termination benefit.

(b) Amount of Benefit. A Tier 1 Participant’s termination benefit shall be determined under the same formula in 4(b) as the benefit at Normal Retirement Date, with the same defined terms, subject to the following additional detail in the definition of Pension Offset. The Pension Offset shall be calculated the same as on Early Retirement Date, except the value of Social Security benefits shall be based on the assumption of future earnings continuing at the Participant’s last pay rate with the Company and on payment starting at age 65.

(c) Reduction for Commencement Before Age 60. The Tier 1 Participant’s termination benefit shall be reduced by five percent for each year by which the first of the month following separation from service with the Company precedes the first of the month following the Participant’s 60th birthday, with interpolation for a partial year based on one-twelfth of the full five percent for each month. This paragraph (c) shall not reduce the Tier 1 Participant’s benefit below 40 percent of the amount payable at age 60.

(d) Make-Up Benefit. A Tier 2 Participant’s termination benefit shall be the same as the Tier 2 Participant’s benefit upon Normal Retirement Date, except the calculation shall be based on the Qualified Plan benefit, without the limits described in 4(f)(i) and (ii) and based on deferred salary and bonus as provided in 4(g), as of the date the Tier 2 Participant first receives a benefit payable from the Qualified Plan.

(e) Disability. “Disability” means a termination of employment because of absence from duties with the Company for 180 consecutive days as a result of the Participant’s incapacity due to physical or mental illness or injury, unless within 30 days after a written notice of termination is given following such absence the Participant returns to full-time performance of Company duties.

7. Time and Form of Payment to Participant.

(a) Lump Sum. Except as provided in (b), (e), and (f), benefits shall be paid to a Tier 1 Participant in a lump sum of cash within 30 days following the Tier 1 Participant’s separation from service with the Company.

(b) Optional Annuity Forms. Upon an Early Retirement Date or Normal Retirement Date, the Tier 1 Participant can elect to receive payment in any of the following forms in lieu of a lump sum:

(i) A monthly annuity for the life of the Tier 1 Participant and continuing at 50 percent for the life of a contingent annuitant designated by the Tier 1 Participant.

(ii) A monthly annuity for the life of the Tier 1 Participant and continuing at 100 percent for the life of a contingent annuitant designated by the Tier 1 Participant.

(iii) A monthly annuity for the life of the Tier 1 Participant and continuing for the remainder of 120 months to a beneficiary designated by the Tier 1 Participant if the Tier 1 Participant dies before receiving 120 monthly payments.

(c) Make-Up Benefit. Except as provided in (e), benefits shall be paid to a Tier 2 Participant within 30 days following the Tier 2 Participant’s separation from service with the Company upon a Normal Retirement Date, an Early Retirement Date, or a termination benefit commencement date, in the form of a single life annuity for the life of the Tier 2 Participant as described in the Qualified Plan or, at the election of the Tier 2 Participant, in either of the annuity forms described in (b)(i) or (ii). An election by the Tier 2 Participant to receive one of such annuity forms shall be made in accordance with the rules for selection of the form of payment of benefits under the Qualified Plan.

(d) Actuarial Equivalency. The amount payable in any of the annuity forms provided in (b) shall be the actuarial equivalent of the lump sum in (a), or of the single life annuity described in (c), based on the actuarial assumptions used for determining equivalent benefits under the Qualified Plan at the time of the Participant’s retirement date. Annuity benefits shall start on the first of the calendar month following Early or Normal Retirement Date, except as provided in (e).

(e) 6-Month Delay for Specified Employees. For a Participant who is a key employee as defined in Section 416(i) of the Internal Revenue Code for the plan year of separation from service with the Company, payment of a lump sum or commencement of monthly annuity benefits shall be postponed until the first day of the seventh calendar month following the Participant’s separation from service. A lump sum payable to such a Participant shall be increased to the actuarial equivalent of the amount determined under the benefit formula, using the actuarial assumptions described in (d). An annuity benefit payable to such a Participant shall be converted to the actuarial equivalent of a benefit starting on Early or Normal Retirement Date.

(f) Election of Payment Form. A Tier 1 Participant may elect to receive payment in an optional annuity form on a written form prescribed by the Committee. Such an election shall be effective for an Early or Normal Retirement Date occurring on or after the January 1 following the date the written form is received by the Committee and shall continue to apply until changed by a later election by the Tier 1 Participant. If such an election is in effect for the year of the Participant’s Early or Normal Retirement Date, the Tier 1 Participant shall elect at the time of retirement to receive payment in one of the forms provided in 7(b).

8. Death Benefit.

(a) Beneficiary. If a Tier 1 Participant dies before separation from service with the Company, a death benefit shall be paid to the Beneficiary designated by the Tier 1 Participant on a written form prescribed by the Committee. A designation made by the Tier 1 Participant shall remain in effect until changed by a subsequent designation. If no Beneficiary has been designated or no person designated by the Tier 1 Participant survives, the Beneficiary shall be the following in order of priority:

(i) The Participant’s surviving spouse.

(ii) The Participant’s surviving children in equal shares.

(iii) The Participant’s estate.

(b) Amount of Benefit. The death benefit shall have a lump sum value equal to 50 percent of the amount determined under the formula in 4(b) for the benefit at Normal Retirement Date, calculated on the basis of the Tier 1 Participant’s Final Average Pay, Years of Participation, and Pension Offset determined as of the day before death.

(c) Form of Payment. The amount calculated under (b) shall be converted to an actuarial equivalent single life annuity for the life of the Beneficiary commencing on the first of the month following the date of death, except as follows. If the lump sum value is under $50,000, the lump sum shall be paid to the Beneficiary within 30 days after the date of death in lieu of a life annuity. Actuarial equivalency shall be based on the actuarial assumptions used for determining equivalent benefits under the Qualified Plan at the time of the Tier 1 Participant’s death.

(d) Make-Up Benefit. If a Tier 2 Participant dies with a surviving spouse entitled to a death benefit under the Qualified Plan, a death benefit shall be payable to the surviving spouse equal to the amount, if any, by which the Qualified Plan death benefit would be greater than the actual death benefit payable under the Qualified Plan in the absence of the limits in 4(f)(i) and (ii) and based on deferred salary and bonus as provided in 4(g).

9. Change in Control.

(a) Enhancements. Each Participant who becomes entitled to a Change in Control Severance Benefit shall be provided enhanced benefits as follows:

(i) All Participants shall be fully vested in benefits under the Plan, regardless of Years of Participation.

(ii) Tier 1 Participants shall be credited with three additional Years of Participation beyond those the Participant has actually completed.

(iii) The make-up benefit provided for Tier 2 Participants under 4(f), 5(d), 6(d), 7(c), and 8(d) shall be calculated by subtracting the Tier 2 Participant’s actual Qualified Plan benefit from a Qualified Plan benefit that is calculated without the limits described in 4(f)(i) and (ii), that counts deferred salary and bonus as provided in 4(g), and that is based on the Tier 2 Participant’s actual years of service credited for benefits under the Qualified Plan plus three additional years.

(b) Change in Control Severance Benefit. “Change in Control Severance Benefit” means, for any Participant who is party to a Change in Control Severance Agreement with the Company, the severance benefit provided for in such agreement; provided, however, that such severance benefit is a “Change in Control Severance Benefit” for purposes of the Plan only if, under the terms of the Participant’s Change in Control Severance Agreement, the Participant becomes entitled to the severance benefit (i) after a change in control of the Company has occurred, (ii) because the Participant’s employment with the Company has been terminated by the Participant for good reason in accordance with the terms and conditions of the Change in Control Severance Agreement or by the Company other than for cause or disability, and (iii) because the Participant has satisfied any other conditions or requirements specified in the Change in Control Severance Agreement and necessary for the Participant to become entitled to receive the severance benefit. Under no circumstances will a Participant who is not party to a Change in Control Severance Agreement be deemed to become entitled to a Change in Control Severance Benefit for purposes of the Plan. For purposes of this Section 9(b), the terms “change in control,” “good reason,” “cause” and “disability” shall have the meanings as may be set forth in the Participant’s Change in Control Severance Agreement, if any.

(c) Possible Benefit Recalculation. With respect to any Participant who is party to a Change in Control Severance Agreement, it may be the case that (i) the Participant’s employment with the Company is terminated prior to a “change in control” of the Company (as defined in the Participant’s Change in Control Severance Agreement), (ii) a change in control of the Company occurs after such termination, and (iii) the Participant then becomes entitled to a Change in Control Severance Benefit. If, after such termination of employment and prior to the time that the Participant becomes entitled to a Change in Control Severance Benefit, benefit payments to the Participant have started under the Plan, then, at such time thereafter as the Participant becomes entitled to a Change in Control Severance Benefit, the benefits payable to the Participant under the Plan shall be retroactively recalculated to reflect the enhancements described in Section 9(a). To the extent that the amount of the benefit payments paid to the Participant prior to such recalculation is less than the amount of such payments as so recalculated, the difference will be paid to the Participant in a cash lump sum (without interest) as soon as practicable after the change in control of the Company.

10. Administration.

(a) Committee Duties. This Plan shall be administered by the Organization and Executive Compensation Committee of the Board (the “Committee”). The Committee shall have responsibility for the general administration of the Plan and for carrying out its intent and provisions. The Committee shall interpret the Plan and have such powers and duties as may be necessary to discharge its responsibilities. The Committee may, from time to time, employ other agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Company.

(b) Tax Law Compliance. The Committee shall have the authority to cancel an executive’s participation in the Plan if the Committee determines that providing nonqualified deferred compensation under the Plan will or may cause the Plan to be operated in violation of Section 409A of the Internal Revenue Code.

(c) Binding Effect of Decisions. The decision or action of the Committee in respect of any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

11. Claims Procedure.

(a) Claim. Any person claiming a benefit, requesting an interpretation or ruling under the Plan, or requesting information under the Plan shall present the request in writing to the Committee, which shall respond in writing as soon as practicable.

(b) Denial of Claim. If the claim or request is denied, the written notice of denial shall state:

(i) The reasons for denial, with specific reference to the Plan provisions on which the denial is based;

(ii) A description of any additional material or information required and an explanation of why it is necessary; and

(iii) An explanation of the Plan’s claim review procedure.

(c) Review of Claim. Any person whose claim or request is denied or who has not received a response within 30 days may request review by notice given in writing to the Committee. The claim or request shall be reviewed by the Committee who may, but shall not be required to, grant the claimant a hearing. On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing.

(d) Final Decision. The decision on review shall normally be made within 60 days. If an extension of time is required for a hearing or other special circumstances, the claimant shall be notified and the time limit shall be 120 days. The decision shall be in writing and shall state the reasons and the relevant Plan provisions. All decisions on review shall be final and bind all parties concerned.

12. Amendment and Termination of the Plan.

(a) Amendment. The Board may at any time amend the Plan in whole or in part; provided, however, that no amendment shall without the consent of each affected Participant (i) decrease the Participant’s benefit accrued under the formula in 4(b) of the Plan as of the date of amendment, or (ii) accelerate the payment of benefits under the Plan. The Board shall have the right to apply an amendment retroactively, including any amendment necessary to comply with restrictions on nonqualified deferred compensation provided by Section 409A of the Internal Revenue Code.

(b) Termination. The Board may at any time terminate the Plan if, in its judgment, the tax, accounting, or other effects of the continuance of the Plan, or potential payments thereunder, would not be in the best interests of the Company. Upon termination, no further benefits shall accrue under the Plan, which shall continue for the purpose of paying benefits accrued under the Plan as of the termination date as they become payable.

13. Miscellaneous.

(a) Unsecured General Creditor. Participants and their beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interest or claims in any property or assets of the Company, nor shall they be beneficiaries of, or have any rights, claims or interests in any mutual funds, other investment products or the proceeds therefrom owned or which may be acquired by the Company. Except as provided in (b), any and all of the Company’s assets shall be, and remain, the general, unpledged, unrestricted assets of the Company. The Company’s obligation under the Plan shall be that of an unfunded and unsecured promise to pay money in the future, and the rights of Participants and beneficiaries shall be no greater than those of unsecured general creditors of the Company.

(b) Trust Fund. The Company shall be responsible for the payment of all benefits provided under the Plan. The Company shall establish one or more trusts, with such trustees as the Board may approve, for the purpose of providing for the payment of such benefits, but the Company shall have no obligation to contribute to such trusts except as specifically provided in the applicable trust documents. Such trust or trusts shall be irrevocable, but the assets thereof shall be subject to the claims of the Company’s creditors. To the extent any benefits provided under the Plan are actually paid from any such trust, the Company shall have no further obligation with respect thereto, but to the extent not so paid, such benefits shall remain the obligation of, and shall be paid by, the Company.

(c) Non-assignability. Neither a Participant nor any other person shall have the right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be non-assignable and nontransferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

(d) Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Company and any Participant, and the Participants (and their Beneficiaries) shall have no rights against the Company except as may otherwise be specifically provided herein. Moreover, nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of the Company or to interfere with the right of the Company to discipline or discharge the Participant at any time.

(e) Withholding; Payroll Taxes. The Company shall withhold from payments made hereunder any taxes required to be withheld from such payments under federal, state or local law. When the value of a Participant’s benefits under the Plan becomes subject to FICA tax, as determined by applicable law, the Participant’s share of FICA shall be withheld from other non-deferred compensation payable to the Participant. Any amount not covered by such withholding shall be paid by the Participant to the Company out of other funds.

(f) Payment to Guardian. If a benefit under the Plan is payable to a minor or a person declared incompetent or to a person incapable of handling the disposition of his property, the Committee may direct payment of such Plan benefit to the guardian, legal representative or person responsible for the care and custody of such minor, incompetent or person. The Committee may require proof of incompetence, minority, incapacity or guardianship as it may deem appropriate prior to distribution of the Plan benefit. Such distribution shall completely discharge the Committee and the Company from all liability with respect to such benefit.

(g) Governing Law. The provisions of this Plan shall be construed and interpreted according to the laws of the State of Oregon, except as preempted by federal law.

(h) Validity. In case any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provisions had never been inserted herein.

(i) Notice. Any notice or filing required or permitted to be given to the Company or the Committee under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the Secretary of the Company. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

(j) Successors. The provisions of this Plan shall bind and inure to the benefit of the Company and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of the Company, and successors of any such corporation or other business entity.

The foregoing 2006 Restatement was approved by the Board of Directors of Northwest Natural Gas Company on December 14, 2006.

NORTHWEST NATURAL GAS COMPANY

By:	/s/ Mark S. Dodson

Attest:	/s/ C.J. Rue